EXHIBIT 10.16

                          BR PETROLEO BRASILEIRO B.A.
                                   PETROBRAS

E&P/SUEX-SSE-048-98     Rio de Janeiro,  28 May 1998

MARITIMA - PETROLEO E ENGENHARIA LTDA.
Av. Almirante Barroso, 52 - Gr. 3400
Centro - Rio de Janeiro - RJ

Ref.: Amethyst-class rigs - Charter and Service Contracts

Dear Sirs,

      We refer to the six charter contracts (the "Charter Contracts") and the six service rendering contracts (the "Service Contracts") between yourselves and ourselves regarding six Amethyst-class semi-submersible drilling rigs (each, a "Rig").

      Notwithstanding the information which has come to our attention in connection with the financing of the Rigs, that the period allocated under the Charter Contracts and the Service Contracts for the construction of the Rigs will need to be extended, we inform you that, due to legal reasons, no extension in such period shall be acceptable. Thus, in case of delay in the arrival of one Rig, the fines established in the Contracts shall be applied.

      According to the contractual terms, these fines, set in Articles Eight (Charter Contract) and Nine (Service Contract), are payable in the beginning of the Contracts. However, in order to reduce their impact, it has been a policy of this Superintendency to negociate with CONTRACTOR other forms of payments, such as an agreed installment plan, as well as the discount of the fines from the back end of the Contract. We also confirm we do not see any reason for not to apply the same rules in the Contracts under reference, after the approval of PETROBRAS' Board of Directors.

      Regarding our rights to terminate a Charter Contract or a Service Contract, we hereby agree that we will exercise such rights only if there is a delay in the arrival of the Rig subject to the Charter Contract or Service Contract or the beginning of the fulfillment of such contract for more than 540 days, and we further agree not to exercise such right at that time, if contractor can demonstrate to PETROBRAS that it is using its best endeavors to deliver the rigs.

      In addition, we would like to take this opportunity to clarify that certain sections of these Contracts providing for the termination of a Charter Contract or Service Contract in the event of the non-fulfillment, or irregular fulfillment of the contract clauses, specifications, operations or time limits, as well as the repeated commitment of faults in the fulfillment of such contract are to be interpreted given other provisions of these Contracts providing for notice of non-compliance and the imposition of fines and penalties. Specifically, we hereby confirm our understanding that prior to terminating a Charter Contract or Service Contract for a non-fulfillment, irregular fulfillment or repeated faults, we will notify you such non-compliance and follow the procedures for the impositions of fines provided in such Contracts.

      In accordance with Articles Thirteen (Charter Contract) and Fourteen (Service Contract) - "ASSIGNMENT" - we hereby confirm that, at any time, CONTRACTOR may assign the Contracts upon prior written authorization from PETROBRAS.

      Specifically for the Service Contract, once CONTRACTOR is notified about PETROBRAS intention to terminate the Contracts, based on the conditions established therein, CONTRACTOR shall have the right to assign the instrument to a company registered to do similar business with PETROBRAS to fulfill all the requirements for qualification set forth in the edict which originated the Contracts.



Very truly yours,




/s/ LUIZ EDUARDO G. CARNEIRO
LUIZ EDUARDO G. CARNEIRO
Executive Superintendent
of Exploration and Production South-Southeast
PETROLEO BRASILEIRO S.A. - PETROBRAS


Agreed as of the date first above written:

MARITIMA PETROLEO E ENGENHARIA LTDA.